Exhibit (a)(25)

FOR IMMEDIATE RELEASE Tuesday, March 20, 2018	CSRA MEDIA CONTACT Tom Doheny | Media Relations
(571) 353-4454 Stuart Davis | Investor Relations (703) 641-2267

CSRA Board Declares Quarterly Cash Dividend

FALLS CHURCH, VA – CSRA Inc. (NYSE:CSRA) a leading provider of next-generation IT solutions and professional services to government agencies and programs, announced today that its Board of Directors has declared a quarterly cash dividend of $0.10 per share on CSRA’s common stock (the “Quarterly Dividend”).

In addition, the Board of Directors declared an additional cash dividend for the period commencing on April 1, 2018 and ending on the date on which Red Hawk Enterprises Corp. (“Red Hawk”), a wholly-owned subsidiary of General Dynamics Corporation, accepts shares that are tendered pursuant to its previously-announced tender offer for all outstanding shares of common stock of CSRA (the time of such acceptance, the “Acceptance Time”), in an amount per share equal to the product of (i) $0.10 and (ii) the quotient of (A) the number of days from and including April 1, 2018 to and including the date of the Acceptance Time divided by (B) 91 (the “Per Diem Dividend” and, together with the Quarterly Dividend, the “Dividend”).

The Dividend will be payable five business days following the Acceptance Time, to stockholders of record at 5:00 p.m. ET March 29, 2018.

View this press release online.

About CSRA Inc.

CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency. CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation and outcome-based experience. CSRA has over 18,000 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.

Important Information for Investors and Stockholders

The tender offer (“Offer”) referenced in this release is being made pursuant to a Tender Offer Statement on Schedule TO (containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer) filed by General Dynamics Corporation and Red Hawk with the Securities and Exchange Commission (the “SEC”) on March 5, 2018, as amended from time to time. CSRA has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on March 5, 2018, as amended from time to time. CSRA’s stockholders are urged to read these documents carefully as they become available because they contain important information that they should consider before making any decision regarding tendering their shares of CSRA’s common stock. The Offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the Offer.

In connection with the potential merger, CSRA has filed a preliminary proxy statement with the SEC, as well as other relevant materials in connection with the proposed transaction pursuant to the terms of the Agreement and Plan of Merger dated February 9, 2018, among General Dynamics Corporation, Red Hawk and CSRA. The materials filed and to be filed by CSRA will be made available to CSRA’s investors and stockholders at no expense to them and copies may be obtained free of charge on CSRA’s website at www.CSRA.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of CSRA are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they contain important information about the merger and the parties to the merger.

CSRA and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of CSRA stockholders in connection with the proposed merger under SEC rules. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of CSRA’s executive officers and directors in the solicitation by reading CSRA’s proxy statement for its 2017 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the proxy statement filed in connection with the merger and other relevant materials that may be filed with the SEC when they become available. Information concerning the interests of CSRA’s participants in the solicitation, which may, in some cases, be different than those of CSRA’s stockholders generally, are set forth in the proxy statement relating to the merger.

Cautionary Note Regarding Forward-looking Statements

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of CSRA’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of CSRA’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for CSRA will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require CSRA to pay a termination fee or other expenses; (vii) the effect of this communication or the pendency of the proposed transaction on CSRA’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from CSRA’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in CSRA’s filings with the SEC, including its Form 10-K for the fiscal year ended March 31, 2017 and any subsequent Form 10-Qs, as well as the Tender Offer Statement on Schedule TO and other Offer documents filed by Red Hawk and General Dynamics Corporation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CSRA expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

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